EXHIBIT 5.1
Bass, Berry & Sims plc
Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
August 8, 2008
Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street
Suite 300
Nashville, TN 37201
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by Pinnacle Financial Partners, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the proposed offer and sale to the public from time to time by the selling shareholders identified in the Registration Statement (the “Selling Shareholders”) of up to 1,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), all of which are authorized and have been previously issued to the Selling Shareholders named therein.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photographic copies.
     Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.
     We hereby consent to the reference to our law firm in the Registration Statement under the caption “Legal Matters” and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Bass, Berry & Sims PLC

www.bassberry.com